EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 11, 2016, with respect to the statements of condition including the related portfolios of All Cap Core Strategy 2016-1; Large Cap Core Strategy 2016-1; Mid Cap Core Strategy 2016-1; Small Cap Core Strategy 2016-1; S&P PowerPicks Portfolio 2016-1 and Dividend Income Leaders Strategy Portfolio 2016-1 (included in Invesco Unit Trusts, Series 1620) as of January 11, 2016, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-207794) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


                                                          /s/ GRANT THORNTON LLP

New York, New York
January 11, 2016